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                                  EXHIBIT 11.2
                       LORAL CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (Unaudited)

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
                                                                             SIX MONTHS ENDED
                                                                               SEPTEMBER 30,
                                                                            -------------------
                                                                              1994       1993
                                                                            --------    -------
Primary:

  Net income applicable to common shares.................................   $121,217    $87,068
                                                                            ========    =======

  Shares:
     Weighted average common shares outstanding..........................     83,499     82,421
     Common equivalent shares applicable to stock options................      1,437      1,102
                                                                            --------    -------
     Average number of shares outstanding and common equivalent shares...     84,936     83,523
                                                                            ========    =======

Primary earnings per common share and common equivalent share............   $   1.43    $  1.04
                                                                            ========    =======

Fully Diluted:

  Net income applicable to common shares.................................   $121,217    $87,068
                                                                            ========    =======

  Shares:
     Average number of common shares as adjusted for primary
      computation........................................................     84,936     83,523
     Incremental increase to shares under stock options where the quarter's ending market price is higher than the average market
      price during the quarter...........................................         33         74
                                                                            --------    -------
     Average number of shares outstanding on a fully diluted basis.......     84,969     83,597
                                                                            ========    =======

Earnings per common share assuming full dilution.........................   $   1.43    $  1.04
                                                                            ========    =======
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